                                                                   EXHIBIT 10.22

                          DISEASE PROGRESSION EXPLORER
                        DEVELOPMENT AND LICENSE AGREEMENT


        This Disease Progression Explorer Development and License Agreement (this "Agreement") is entered into and made effective as of this 1st day of August, 1997 (the "Effective Date") by and between Medical Science Systems, Inc. ("MSS") and Digisphere, LLC ("Digisphere").

                                    RECITALS

        A. MSS and Nelson Communications, Inc. are members of Digisphere, which was formed, among other things, to develop and market customized versions of a computer program of MSS known as the "Disease Progression Explorer."

        B. The parties desire that MSS develop such customized versions and grant a license to Digisphere to make and license copies of such customized versions to clients of Digisphere.

        C. The parties desire to enter into this Agreement to set forth the terms and conditions upon which MSS will develop customized versions of its Disease Progression Explorer for clients of Digisphere, and will grant to Digisphere a license to grant sublicenses to its clients to use customized versions of the Disease Progression Explorer.

        NOW, THEREFORE, in consideration of the foregoing premises and of the terms and conditions of this Agreement, the parties agree as follows:


1.      DEFINITIONS

        1.1 "Client" means a client of Digisphere that has entered into a Client Contract with Digisphere for the development and license of a Client Version.

        1.2 "Client Contract" means a written agreement between a Client and Digisphere, approved by MSS, containing the Specifications for a Client Version of the Disease Progression Explorer to be developed by MSS, the Schedule upon which such Client Version will be developed, and the terms and conditions upon which such Client Version will be licensed to the Client.

        1.3 "Client Version" means a customized version of the Disease Progression Explorer, targeted toward a particular disease and associated clinical data supplied by the Client, created by MSS for a Client pursuant to the provisions of Section 2 below.

        1.4 "Demonstration Version" means a demonstration version of the Disease Progression Explorer developed by MSS that Digisphere may use under the terms and conditions of this Agreement to demonstrate the capabilities and potential benefits of the Disease Progression Explorer to potential Clients, including any Enhancements thereto that MSS may make.



---------
* Confidential treatment has been requested with respect to portions of this document. Omitted portions have been filed separately with the Securities and Exchange Commission.

        1.5 "Disease Progression Explorer" means MSS' computer software system that allows entry of data about a specific patient to project how a given disease will progress, in terms of key clinical signs and/or symptoms, over a specified period of time, including any Enhancements thereto that MSS may make. The Disease Progression Explorer is further described in Exhibit A hereto.

        1.6 "Effective Date" means the date identified in the first paragraph of this Agreement.

        1.7 "Enhancements" means modifications, improvements, and updates to the Disease Progression Explorer and/or to a Client Version that enhance or improve its functionality, capabilities, and/or ease of use.

        1.8 "Error Correction" means a bug fix or other modification that corrects a malfunction or defect in a Client Version that causes it not to conform to its Specifications.

        1.9 "Intellectual Property Rights" means all forms of intellectual property rights and protections that may be obtained for, or may pertain to, the Disease Progression Explorer, the Demonstration Version, and Client Versions, including but not limited to:

               (a) all right, title and interest in and to all patents and all filed, pending or potential applications for patents, including any reissues, reexaminations, divisions, continuations or continuations-in-part applications throughout the world now or hereafter filed;

               (b) all right, title and interest in and to all trade secrets, and all trade secret rights and equivalent rights arising under the common law, state law, federal law, treaties and laws of foreign countries;

               (c) all right, title and interest in and to all copyrights and other literary property or authors' rights, whether or not protected by copyright, under common law, state law, federal law, treaties, and laws of foreign countries; and

               (d) all right, title and interest in and to all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names under common law, state law, federal law, treaties, and laws of foreign countries.

        1.10 "Inventions" means any concepts, ideas, formulas, algorithms, know how, technology, methods, processes, data, discoveries, plans, specifications, techniques, user interfaces, trade secrets and other innovations embodied in or related to the Disease Progression Explorer, the Demonstration Version and Client Versions.

        1.11 "LLC Agreement" means the Operating Agreement of Digisphere, LLC dated August 1, 1997 between MSS and Nelson Communications, Inc.



Disease Progression Explorer Development and License Agreement          Page 2

        1.12 "Maintenance Agreement" means a written agreement, approved by MSS, between Digisphere and a Client, pursuant to which the Client will be entitled to receive Error Corrections and/or Enhancements to the Client Version after the Warranty Period.

        1.13 "Marks" means all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names adopted or used from time to time by MSS to identify the Disease Progression Explorer and/or Client Versions, including but not limited to "Disease Progression Explorer."

        1.14 "Schedule" means, with respect to a particular Client Version, a schedule contained in the corresponding Client Contract setting forth a timeline, milestones and/or deliverables for the development of the Client Version.

        1.15 "Specifications" means, with respect to a particular Client Version, the specifications set forth in the corresponding Client Contract to which the Client Version to be developed by MSS will conform.

        1.16 "Trademarks" means all right, title and interest under common law, state law, federal law, treaties, and laws of foreign countries in and to all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names used on or in conjunction with the Disease Progression Explorer, the Demonstration Version, and the Client Versions.

        1.17 "Warranty Period" means the ninety (90) day period after first delivery to a Client by Digisphere of a Client Version.


2.      DEVELOPMENT AND TRAINING OBLIGATIONS


        2.1 Delivery of Demonstration Version; Development of Enhancements. As of the Effective Date, development of the Demonstration Version by MSS is substantially complete. Promptly upon execution of this Agreement, MSS will deliver an executable copy of the Demonstration Version to Digisphere. MSS may from time to time in its discretion, but shall have no obligation to, create Enhancements to the Disease Progression Explorer and the Demonstration Version that MSS considers desirable or that Digisphere may suggest.

        2.2 Development of Client Versions. MSS agrees to develop Client Versions in accordance with the applicable Specifications and Schedules set forth in the corresponding Client Contracts, subject to the following conditions:

               (a) Digisphere will consult with MSS to create the Specifications and Schedule for each Client Version that a Client desires to have developed and to sublicense from Digisphere pursuant to a Client Contract. Digisphere will not enter into a Client Contract until it has received approval from MSS with respect to the Specifications and Schedule contained therein, with respect to any training obligations for the Client set forth therein, and with respect to any sublicense rights to be granted to the Client with respect to the Client Version to be developed


Disease Progression Explorer Development and License Agreement          Page 3
for the Client. As provided in Section 3.2 below, MSS reserves the right to require Digisphere to use form sublicense provisions developed by MSS' intellectual property counsel in granting such sublicenses to its Clients.

               (b) The Client Contract will require that the Client provide the following for the development and testing of the Client Version:

                      (i) The selected disease area of interest and the goals and objectives for the development of the Client Version;

                      (ii) Data on the clinical progression of the disease over time as it is affected by the various risk factors and patient attributes;

                      (iii) One or more experts to interpret the data on clinical progression and to convert that data into disease progression profiles of clinical symptoms over time, which must be done for each risk factor to be considered, both independent and dependent factors; these experts must also support the validation and verification of the system; and

                      (iv) One or more targeted end users of the Client Version to support initial system design as well as interim and final system review.

        2.3 Training by MSS. MSS will perform any Client training obligations with respect to a Client Version to which MSS has agreed per the provisions of
Section 2.2(a) above.

        2.4 Development of Additional Medical Educational Software Tools. The parties recognize that it may be desirable in the future to have MSS develop and license to Digisphere additional medical educational software tools other than the Disease Progression Explorer. If the parties mutually agree to do so, the terms and conditions upon which such development will take place, and the scope and nature of Digisphere's license rights with respect thereto, shall be set forth in one or more separate written agreements between the parties.

        2.5 Reimbursement of Certain Costs. In accordance with the provisions of the LLC Agreement, MSS shall be entitled to be reimbursed by Digisphere for its actual, direct costs incurred in performing its obligations under this Section 2 with respect to Client Contracts, including salaries and benefits of employees performing such obligations, costs of hardware and software purchased or licensed for or on behalf of a Client, payments made to consultants or experts assisting MSS in performing its obligations, and reasonable costs for travel, lodging and meals incurred in the course of performing such obligations. Such cost reimbursements shall be paid to MSS in accordance with the payment procedures set forth in Section 6 below.

        2.6 Source Code. All copies of the Demonstration Version and the Client Versions will be supplied to Digisphere by MSS in executable form only. However, should a Client of Digisphere require that the source code of a Client Version be placed into escrow, MSS agrees to place such source code into a commercial source code escrow subject to a written escrow agreement containing terms governing the escrow which are acceptable to MSS, including but not limited to the conditions under which the source code may be released from the escrow, the



Disease Progression Explorer Development and License Agreement          Page 4
scope of the license rights that the recipient of the source code will have to use such source code, and the obligations of the recipient to protect the confidentiality and MSS's rights in such source code. Digisphere and/or its Clients will bear all costs of such escrow, including setup fees, annual maintenance fees and other administrative fees charged by the escrow agent, and direct costs incurred by MSS with respect to such escrow.


3.      GRANT OF LICENSES

        3.1 Grant With Respect to the Demonstration Version. Subject to the terms and conditions of this Agreement, MSS grants to Digisphere a worldwide, nontransferable license under MSS' Intellectual Property Rights other than the Trademarks to use, copy, and distribute copies of the Demonstration Version solely for the purpose of pursuing potential Clients. The foregoing license shall be exclusive to Digisphere, subject to the rights reserved to MSS set forth in Section 3.4 below. Digisphere has no right to modify the Demonstration Version or create derivative works based thereon, or to license any other party to do so.

        3.2 Grant With Respect to Client Versions. Subject to the terms and conditions of this Agreement, MSS grants to Digisphere, with respect to each Client Version developed by MSS hereunder, a worldwide, nontransferable license under MSS' Intellectual Property Rights other than the Trademarks to use, copy, and distribute copies of such Client Version to its Client in accordance with the applicable Client Contract, and to sublicense the Client to use and copy such Client Version only as permitted in the applicable Client Contract. MSS reserves the right to have its own intellectual property counsel develop or modify from time to time form sublicense provisions and to require that Digisphere use such provisions in granting sublicenses to its Clients. The license set forth in this Section 3.2 shall be exclusive to Digisphere, subject to the rights reserved to MSS set forth in Section 3.4 below. Digisphere has no right to modify any Client Version or create derivative works based thereon, or to sublicense any Client or other party to do so.

        3.3 Grant With Respect to Trademarks. Subject to the terms and conditions of this Agreement, MSS grants to Digisphere a worldwide, nonexclusive, nontransferable license under MSS' Trademarks to use the Marks in Digisphere's marketing and promoting of Client Versions and on copies of Client Versions, provided that such use is in accordance with MSS' trademark usage guidelines then in effect. Such use must reference the Marks as being owned by MSS. Nothing in this Agreement grants Digisphere ownership or any rights in or to use the Marks, except in accordance with this license. The rights granted to Digisphere in this license will terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, Digisphere will no longer make any use of any Marks. Digisphere has paid no consideration for the use of MSS' Marks and Digisphere agrees that it will not at any time (i) claim any interest in any of MSS' Marks; (ii) register, seek to register, or cause to be registered any of MSS' Marks, other than in MSS' name and at MSS' specific request; (iii) adopt and use any trademark that might be confusingly similar to MSS' trade names, trademarks or logos; (iv) attach any trademark, logo or trade designations other than the Marks to the Client Versions; or (v) affix any MSS trademark, logo or trade name to products other than the appropriate Client Versions. Digisphere will assist MSS, if requested and at MSS' expense, to register MSS' Marks



Disease Progression Explorer Development and License Agreement          Page 5
in MSS' name anywhere in the world. MSS retains the right to use the Marks in any way in connection with its own business.

        3.4 Rights Reserved By MSS. Notwithstanding the grants of exclusivity set forth in Sections 3.1 and 3.2 above, MSS shall have the right to develop its own versions of the Disease Progression Explorer targeted toward specific diseases and to distribute copies of the same, and of the Demonstration Version, with or without charge, in conjunction with or in support of the sale or marketing of MSS products. In addition, MSS retains the right to use, modify, copy, and create derivative works based upon any Client Version solely for internal purposes in conjunction with the discovery, development and conmmercialization of MSS products.

        3.5 No Other Rights. Except as expressly set forth in this Section 3, no license or other right is granted herein by MSS, directly or by implication, estoppel or otherwise, and no such license or other right will arise from the consummation of this Agreement or of the LLC Agreement or from any acts, statements or dealings leading to such consummation.


4.      OWNERSHIP

        MSS shall remain the sole and exclusive owner of the Disease Progression Explorer, all Client Versions and Enhancements thereof, the Demonstration Version, and all Inventions related to any of the foregoing, and of all Intellectual Property Rights therein, subject to the license rights granted to Digisphere hereunder. MSS shall have the sole right to pursue the securing, registration, recordation and/or perfection of Intellectual Property Rights in the Disease Progression Explorer, all Client Versions and Enhancements thereof, the Demonstration Version, and all Inventions related to any of the foregoing.


5.      LIMITED WARRANTY

        5.1 Limited Warranty During the Warranty Period. With respect to each Client Version, MSS warrants to Digisphere for the Warranty Period that the Client Version will function in accordance with its applicable Specifications in the corresponding Client Contract. Provided MSS is able to reproduce the error on a computer at its own facilities, MSS will modify or replace, at no additional charge to the Client, any Client Version to correct any error therein reported to MSS during the Warranty Period which causes the Client Version not to function in accordance with its applicable Specifications in the corresponding Client Contract. In the event that MSS is unable after reasonable efforts to correct any such error, MSS may at its option require Digisphere to refund to the Client, and reimburse Digisphere for, any fees paid by the Client for the Client Version that contains the error, less a reasonable rental charge for the period during which the Client has had use of the Client Version, using straight line depreciation assuming a useful life of the Client Version of three
(3) years. The foregoing remedies shall be Digisphere's and the Client's sole and exclusive remedies for errors contained in and for the performance of the Client Version. The limited warranty set forth in this Section 5.1 shall automatically become null and void if any person other than MSS modifies the Client Version in any way.



Disease Progression Explorer Development and License Agreement          Page 6

        5.2 Supply of Error Corrections and Enhancements After the Warranty Period. With respect to a particular Client Version, MSS shall supply Error Corrections and Enhancements for such Client Version after expiration of the Warranty Period only in accordance with a Maintenance Agreement, if any, approved by MSS and entered into between the Client and Digisphere. MSS shall be entitled to receive ninety percent (90%) of all fees paid by the Client under such Maintenance Agreement, which shall be paid to MSS in accordance with the payment procedures set forth in Section 6 below.

        5.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, MSS MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND MSS EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES OF NON-INFRINGEMENT. MSS does not warrant that any Client Version will be error free or that it will function without interruption.


6.      PAYMENT PROVISIONS

        Within fifteen (15) days after the close of each calendar month, MSS shall supply to Digisphere a written report detailing all costs with respect to such month that are reimbursable to MSS in accordance with the provisions of
Section 2.5 above. Within fifteen (15) days thereafter, Digisphere shall supply to MSS a written report detailing all fees paid during such month under Maintenance Agreements and a calculation of the amount of the same to which MSS is entitled in accordance with the provisions of Section 5.2 above. Digisphere shall deliver to MSS with each such report full payment in the amount of the reimbursable costs to which MSS is entitled for such month and the portion of fees paid under Maintenance Agreements to which MSS is entitled for such month.


7.      TERM

        Unless earlier terminated in accordance with the provisions of Section 8 below, this Agreement shall remain in effect for so long as the LLC Agreement is in effect. This Agreement shall automatically terminate upon any termination of the LLC Agreement.


8.      TERMINATION

        8.1 Termination Upon Notice of Breach. Either party may terminate this Agreement upon the other party's failure to cure the breach of and comply with any of the terms or conditions of this Agreement within thirty (30) days after receipt of written notice of default concerning the same.



Disease Progression Explorer Development and License Agreement          Page 7

        8.2 Termination by MSS. MSS may terminate this Agreement in the event that (i) Digisphere fails to meet the revenue targets for Client Versions of the Disease Progression Explorer set forth in the LLC Agreement or determined in accordance with the procedures set forth in the LLC Agreement, subject to any relevant cure periods contained therein, or (ii) Digisphere fails to exercise the good faith efforts to market and promote Client Versions of the Disease Progression Explorer as required by the LLC Agreement, subject to any relevant cure periods contained therein.

        8.3 Immediate Termination Upon Certain Events of Bankruptcy. Either party may at its option terminate this Agreement immediately upon written notice to the other party upon the occurrence of any of the following events:

               (a) In the event that the other party makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated to be bankrupt or insolvent; files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer or similar pleading admitting the material allegations of a petition filed against it in any such proceeding; or consents to or acquiesces in the appointment of, or has its business placed in the hands of, a trustee, receiver, assignee, or liquidator of it or any substantial part of its business, assets or properties, whether by voluntary act or otherwise; or

               (b) In the event that either party ceases doing business as a going concern, or it or its shareholders take any action in anticipation of or furtherance of dissolution or liquidation.

        8.4 Effect of Termination. The rights of termination set forth in this
Section 8 shall be in addition to any other remedy that the terminating party may have at law or in equity. Upon termination of this Agreement, all license rights granted to Digisphere hereunder shall automatically terminate, and Digisphere shall, within ten (10) business days thereafter, at MSS' sole option, either return to MSS all copies of the Disease Progression Explorer, all Client Versions and Enhancements thereof, and the Demonstration Version within Digisphere's possession or under its control, or certify to MSS through one of Digisphere's officers that all copies of the foregoing within Digisphere's possesstion or uncer its control have been destroyed. Termination of this Agreement shall not affect the right of any Client to continue to utilize any Client Version licensed and delivered to the Client prior to such termination, so long as the Client's use of the same is in accordance with the applicable Client Contract.

        8.5 Survival. The provisions of Sections 4.1, 5.3, 8.4, 8.5, 9 and 10 shall survive the termination or expiration of this Agreement.


9.      LIMITATIONS OF LIABILITY

        REGARDLESS WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, IN NO EVENT SHALL MSS BE LIABLE, WHETHER ARISING UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT



Disease Progression Explorer Development and License Agreement          Page 8

LIABILITY, BREACH OF WARRANTY OR OTHERWISE, FOR LOSS OF ANTICIPATED PROFITS, COST OF MONEY, LOSS OF USE OF CAPITAL OR REVENUE, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY KIND, EVEN IF MSS HAS BEEN ADVISED OF THE POSSIBILITY FO SUCH LOSS OR DAMAGES.


10.     GENERAL

        10.1 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of California.

        10.2 Seperability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

        10.3 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when sent by confirmed facsimile; (ii) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section:

               To MSS:

               Paul J. White
               President and CEO
               Medical Science Systems, Inc.
               4400 McArthur Blvd., Suite 980
               Newport Beach, CA  92660

               To Digisphere:

               Digisphere
               214 Carnegie Center
               Princeton, NJ  08540
               Attn:  Thomas A. Moore, Director
                      Paul J. White, Director

        10.4 Delays Beyond Control. Neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a material breach of this Agreement.



Disease Progression Explorer Development and License Agreement          Page 9

        10.5 Assignment. Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without express written consent of the other party, which consent will not be unreasonably withheld. Any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement will benefit and bind the successors and assigns of the parties.

        10.6 No Third Party Beneficiaries; No Agency. Except as expressly provided herein to the contrary, no provision of this Agreement, express or implied, is intended or will be construed to confer rights, remedies or other benefits to any third party under or by reason of this Agreement. This Agreement will not be construed as creating an agency, partnership or any other form of legal association (other than as expressly set forth herein) between the parties.

        10.7 Complete Agreement. This Agreement and the LLC Agreement, including all exhibits, constitutes the complete and exclusive statement of the agreement with respect to the subject matter hereof. It supersedes all prior written and oral statements other than the LLC Agreement, including any prior representation, statement, condition, or warranty. This Agreement may not be amended without the written consent of both of the parties.

        10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

        10.9 Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

        10.10 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person may in the context require.

        IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as set forth below:

MEDICAL SCIENCE SYSTEMS, INC.             DIGISPHERE, LLC


By:                                       By:
   ---------------------------               -----------------------------------
                                                 Thomas A. Moore, Director
Printed Name:
             -----------------
Title:                                    By:
      ------------------------               -----------------------------------
                                                 Paul J. White, Director



Disease Progression Explorer Development and License Agreement          Page 10

                                    EXHIBIT A
                   DESCRIPTION OF DISEASE PROGRESSION EXPLORER


The Disease Progression Explorer is a computer software system that allows entry of data about a specific patient to project how a given disease will progress, in terms of key clinical signs and/or symptoms, over a specified period of time. The tool can be used for a number of purposes, including 1) education of the patient in terms of how the patient's risk factors affect progression of the disease and how altering those risk factors can alter that progression, 2) support of the practitioner in comparing how different therapeutic approaches might affect disease progression in a particular patient, and 3) providing a means for the payer to assess how a selected therapeutic regimen works on a given type of patient.

MODULES


[ * ]


Disease Progression Explorer Development and License Agreement          Page 11